CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 21, 2004, relating to the financial statements and financial highlights which appears in the November 30, 2003 Annual Report to Shareholders of the Dreyfus Premier Balanced Opportunity Fund (formerly known as the Thompson Plumb Balanced Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements and Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
August 26, 2004

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
The Dreyfus/Laurel Funds, Inc.:

We consent to the incorporation by reference, in this Registration Statement on Form N-14, of our report dated December 10, 2003, on the statement of assets and liabilities, including the statement of investments, of the Dreyfus Premier Balanced Fund (the "Fund") of The Dreyfus/Laurel Funds, Inc. as of October 31, 2003, and the related statement of operations for the year than ended, the statement of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR. We also consent to the references to our firm under the headings "Independent Registered Public Accounting Firm", "Representation and Warranties" and "Financial Statements and Experts" in the Registration Statement on Form N-14.

KPMG LLP
August 27, 2004